Exhibit 99.1

Contact: Casey Prince
Assistant Vice President &
Marketing Communications Manager
UFG Corporate Communications
319-399-5622 (w), 319-360-5578 (c)
cprince@unitedfiregroup.com

FOR IMMEDIATE RELEASE

KYLE SKOGMAN TO RETIRE FROM UFG BOARD FOLLOWING 2023 ANNUAL MEETING
CEDAR RAPIDS, Iowa - January 20, 2023

United Fire Group Inc. (Nasdaq: UFCS) (UFG) announced today that Kyle D. Skogman will retire from its board of directors following the company’s annual meeting of shareholders on May 17, 2023.

Skogman has served on the UFG board of directors since 2000 and was appointed vice chairman in 2021. His retirement is in compliance with UFG's bylaws, which state that "every director shall submit his or her resignation no later than the first day of February after the director attains age 72."

“On behalf of the board of directors, I thank Kyle for his 22 years of dedicated service to UFG and our valued shareholders,” said Board Chairman Jim Noyce. “UFG has grown and evolved significantly during Kyle’s time on the board and we have benefited greatly from his strong business sense, vast real estate experience and proven leadership skills. In addition to his role as vice chairman, Kyle has devoted his time and talent to numerous board committees, including effectively chairing our nominating and governance committee for many years. As a longstanding member of the UFG board, Kyle will be missed by all of us, but we congratulate him on a well-deserved retirement.”

UFG President and CEO Kevin Leidwinger added, “It has been an honor to serve alongside Kyle on the board these past several months. Although our time together has been brief, I appreciate his many lasting contributions to UFG’s success, as well as his deep knowledge of our company’s history. I wish Kyle all the best as he closes this chapter of his long and esteemed career.”
After the annual meeting, the UFG board of directors will consist of 11 members.

###

About UFG
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc. (UFG, Nasdaq: UFCS), through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit ufginsurance.com.